Exhibit 10.1
West8 Tower
10205 Westheimer, Suite 1000
Houston, TX 77042
Phone: 713-973-5377
Fax: 713-973-5323
Vincent R. Volpe Jr.
President & CEO
May 12, 2009
James A. Garman
3918 Hamilton Avenue
Fort Worth, Texas 76107
Dear Jim,
Thank you very much for taking the time to interview with Dresser-Rand. We are impressed with your qualifications and accomplishments and would like to extend to you an offer of employment for the position of Vice President and Chief Administrative Officer reporting to me. This position will be based in our Corporate Headquarters location in Houston, Texas. If you accept this offer, we would anticipate your employment start date to be on or around June 8, 2009. The components of your total compensation package include:
•	An annualized base salary of $275,000, which will be paid on a biweekly basis.

•	Participation in Dresser-Rand’s annual incentive program (AIM), with a target payout level of 50% of your annual base salary. For 2009, you will be eligible to receive a pro-rated portion of this incentive based on your full months of service during the year. A copy of your 2009 AIM program summary and your individualized plan targets are attached for your review.

•	You will also participate in the Dresser-Rand Long Term Incentive (LTI) program. You will receive a 2009 grant valued at $358,000. Our 2009 LTI program is composed of stock options and restricted stock both which vest on a pro-rata basis over a 4-year period. Dresser-Rand has adopted four fixed dates on which we grant equity each year. You will receive your 2009 grant on the first fixed grant date following your start date with Dresser-Rand. We expect this date to be August, 17, 2009

•	You are eligible to participate in the Company’s Non-Qualified Retirement Plan. You will have an opportunity to enroll each June (for bonus deferrals) and December (for base pay deferrals) for the following year. This Plan affords you an opportunity to receive up to 10% of eligible compensation as a Company Matching contribution each pay period. Please see the attached summary for more information.

•	Eligibility for benefits under Dresser-Rand’s standard Red relocation policy. A copy of this policy is attached. Please note the repayment provisions if your employment should end with Dresser-Rand within 24 months.

•	Immediate eligibility for Dresser-Rand’s vacation and holiday programs and immediate participation in the Company’s Retirement Savings Plan (RSP) upon hire. You will eligible for 3 weeks of vacation per year, earned monthly. This annual amount will be prorated your first year. The RSP affords you an opportunity to receive up to 7% of your eligible compensation as a Company contribution to your account each pay period.

•	Eligibility for our health, life and income protection benefit programs on the first day of the month following your start date. All programs, employees benefits and otherwise, are subject to program guidelines, summary plan descriptions, and plan documents, as appropriate. Information on the Dresser-Rand benefits is available at www.dresser-rand.com/benefits.
Please note that all components of your total compensation package, including eligibility, benefits, features and administrative components are subject to change. No plan or program contained within this offer should be viewed as a contract or entitlement.
This offer of employment is contingent satisfactory provision or completion of the following:
•	Necessary documentation to ensure our compliance with the Immigration Reform and Control Act of 1986.

•	Your written acceptance of the terms contained within certain Dresser-Rand policies and agreements such as Code of Conduct and Employment Agreement Related to Intellectual Property.

•	Your continuing agreement to receive your salary and expense reimbursement payments via direct deposit (direct deposit authorization form included)

•	Drug screen.

•	Background check.
Please confirm your acceptance of this offer by signing this letter and returning a full signed copy along with the Direct Deposit form and Employee Information Sheet to Reed Zimmer (Rzimmer@Dresser-Rand.com) within 5 business days. Reed can also be reached at 713-346-2270. This offer of employment may be rescinded if you fail to timely satisfy any of the above listed contingencies.
If you have any questions regarding this offer, please contact me at 713-973-5377.
We are excited about your decision to join Dresser-Rand and we look forward to you being a member of our team.
Sincerely,
/s/ Vincent R. Volpe Jr.
Vincent R. Volpe Jr.
President and CEO

cc:	Amber Macksey Reed Zimmer
I accept Dresser-Rand’s offer of employment and with an effective date of      6-15-09     .

Signature:	/s/ James A. Garman	Date:	5-26-09

Attachments:	2009 AIM Program Summary 2009 AIM Program Targets 2009 Non Qualified Summary Red Relocation Policy Direct Deposit Form Employee Information Sheet